Exhibit 99.02

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Director/PDMR Shareholding

Basingstoke, UK and Philadelphia, US – August 4, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on August 1, 2008, Mr Graham Hetherington was granted the following awards under the Shire Portfolio Share Plan (the "Plan"), following his appointment on July 1, 2008 as the Company’s Chief Financial Officer.

Awards of Stock Settled Appreciation Rights ("SARs") under Part A of the Plan

Type of Security	No. of Ordinary Shares	Exercise Price
Ordinary Share	100,000	£8.675

SARs will normally vest after three years, subject to performance targets being satisfied. Once vested, SARs will be capable of exercise for a period of two years. No consideration was paid for the grant of the SARs.

Performance Share Awards ("PSAs") under Part B of the Plan

Type of Security	No. of Ordinary Shares	Market value
Ordinary Share	75,000	£8.675

The PSAs will normally vest after three years, subject to performance targets being satisfied. Once vested, sufficient ordinary shares will be transferred or allotted to the participant within 30 days.  No consideration was paid for the grant of PSAs.
This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

SHIRE LIMITED

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX